Exhibit 99.1

For Immediate Release	Media Contact:	Denise Kaigler
Senior Vice President
Chief Communications Officer
781-401-7869

	Investor Contact:	Neil Kerman
Vice President, Corporate Finance
781-401-7152

Reebok International Ltd. Sells Ralph Lauren Footwear Co., Inc.

to Polo Ralph Lauren Corporation

Canton, MA, May 23, 2005 – Reebok International Ltd. (NYSE:RBK) announces that Polo Ralph Lauren will purchase Ralph Lauren Footwear Co., Inc., a wholly owned subsidiary of Reebok and Polo’s footwear licensee, for a gross purchase price of $110 million, subject to certain closing adjustments.  It is expected that the sale will result in a gain to Reebok.  Reebok plans to discuss the effect of the transaction on its results of operations and on its outlook for the balance of 2005 during its second quarter earnings teleconference which is scheduled to be held on July 21, 2005.  Upon the closing of the transaction, which is expected to occur by the end of the second quarter of 2005, the agreement under which Ralph Lauren Footwear acted as Polo’s footwear licensee will terminate.  The transaction is subject to the expiration of the waiting period under the Hart-Scott-Rodino Act.

Paul Fireman, Reebok’s Chairman and Chief Executive Officer, stated:  “The completion of this transaction enables us to focus on the continued growth and development of our core businesses.”

In 1996, Reebok and Polo Ralph Lauren announced that they had entered into an exclusive footwear licensing arrangement that granted Reebok the rights to design, develop, manufacture, market and distribute men’s, women’s and children’s footwear under the Ralph Lauren Footwear label.  Reebok International established a separate subsidiary to operate the Ralph Lauren Footwear business.

Credit Suisse First Boston LLC acted as financial advisor to Reebok for this transaction.

Reebok’s statements in this press release contain forward-looking statements regarding the timing of the sale of Ralph Lauren Footwear Co., Inc. and the expected gain to Reebok.  There can be no assurance that Reebok will complete the transaction on the anticipated terms or at all.  Reebok’s business is subject to the risks described in its filings with the Securities and Exchange Commission.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.

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